Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statements (No. 333-192719 and No. 333-192660) on Form S-8 of American Airlines Group Inc. (formerly named AMR Corporation, and referred to herein as “AAG”) of our report dated February 19, 2013, with respect to the consolidated balance sheets of US Airways Group, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the Form 8-K/A of AAG dated January 23, 2014.

/s/ KPMG LLP

Phoenix, Arizona

January 22, 2014